  CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Fixed Rate Step-Up Securities	$5,000,000	$356.50

(1)  Calculated in accordance with Rule 457(r) of the Securities Act of 1933
Pricing Supplement No. 115 Dated November 10, 2010
Pricing Supplement No. 117 Dated November 10, 2010
to Registration Statement Nos. 333-162193 and 333-162193-01
(To Prospectus Supplement Dated April 2, 2010
and Prospectus Dated April 2, 2010)
Rule 424(b)(2)

THE ROYAL BANK OF SCOTLAND N.V. Fixed Rate Step-Up Notes Due November 2020
Issuer:	The Royal Bank of Scotland N.V.	Trade Date:	November 10, 2010
Lead Agent:	RBS Securities Inc.	Settlement Date:	November 16, 2010
Issue Price:	100%	Maturity Date:	November 16, 2020
CUSIP:	78009KNR9	ISIN:	US78009KNR94
Status and Guarantee:	Unsecured, unsubordinated obligations of the Issuer, fully and unconditionally guaranteed by the Issuer’s parent company, RBS Holdings N.V.
Payment at Maturity:
100% of the principal amount, plus accrued and unpaid interest to but excluding the Maturity Date. Any payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland N.V., as the issuer, and RBS Holdings N.V., as guarantor.

Interest Payments:
Interest will be payable semi-annually in arrears on each Interest Payment Date.  Interest will accrue at the rate of (i) 4.00% per annum, from and including the Settlement Date to but excluding November 16, 2016, (ii) 5.00% per annum, from and including November 16, 2016 to but excluding November 16, 2018, and (iii) 6.00% per annum, from and including November 16, 2018 to but excluding the Maturity Date.

Interest Payment Dates:
The 16th day of each May and November, beginning May 16, 2011, or if any such day is not a Business Day, on the following Business Day, and no additional interest will accrue in respect of the delay in the interest payment. The last Interest Payment Date will be the Maturity Date.

	Price to Public	Agent’s Commission1	Proceeds to Issuer
Per Security	$1,000	$20.50	$979.50
Total	$5,000,000	$102,500	$4,897,500
1 For additional information see “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency, nor are they obligations of, or guaranteed, by a bank.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page 6 of this Pricing Supplement.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Notes, or determined if this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Notes in market-making transactions.

RBS Securities Inc.

PRICE:  $1,000 PER NOTE

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step-Up Notes Due November 2020

WHERE YOU CAN FIND MORE INFORMATION

The Royal Bank of Scotland N.V. (“RBS N.V.”) and RBS Holdings N.V have filed a registration statement (including a Prospectus and Prospectus Supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this Pricing Supplement relates.  Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents that RBS N.V. and RBS Holdings N.V. have filed with the SEC for more complete information about RBS N.V., RBS Holdings N.V. and the offering of the Notes.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request it by calling toll free (866) 747-4332.

You should read this Pricing Supplement together with the Prospectus dated April 2, 2010, as supplemented by the Prospectus Supplement dated April 2, 2010 relating to our RBS NotesSM of which these Notes are a part.  This Pricing Supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this Pricing Supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•  Prospectus Supplement dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310001004/crt_dp17140-424b2.pdf

•  Prospectus dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310000965/crt_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 897878.  As used in this Pricing Supplement, “RBS N.V.,” “the Company,” “we,” “us” or “our” refers to The Royal Bank of Scotland N.V.; “Holdings” refers to RBS Holdings N.V.

These Notes may not be offered or sold (i) to any person/entity listed on sanctions lists of the European Union, United States or any other applicable local competent authority; (ii) within the territory of Cuba, Sudan, Iran and Myanmar; (iii) to residents of Cuba, Sudan, Iran or Myanmar; or (iv) to Cuban Nationals, wherever located.

We reserve the right to withdraw, cancel or modify any offering of the Notes and to reject orders in whole or in part prior to their issuance.

RBS NotesSM is a Service Mark of The Royal Bank of Scotland N.V.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step-Up Notes Due November 2020

SUMMARY

The following summary does not contain all the information that may be important to you.  You should read this summary together with the more detailed information that is contained in this Pricing Supplement, the accompanying Prospectus and Prospectus Supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page 6 of this Pricing Supplement.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

What are the Notes?

The Notes are issued by us, The Royal Bank of Scotland N.V., and are fully and unconditionally guaranteed by our parent company, RBS Holdings N.V.  The Notes are senior notes of The Royal Bank of Scotland N.V. that have a maturity of 10 years.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency, nor are they obligations of, or guaranteed, by a bank.

All payments on the Notes, including payment of principal at maturity, are subject to the creditworthiness of The Royal Bank of Scotland N.V., as the issuer, and RBS Holdings N.V., as guarantor.  In other words, payments on the Notes will depend on the ability of The Royal Bank of Scotland N.V. and RBS Holdings N.V. to meet their payment obligations when due.

What will I receive at maturity of the Notes?

For each $1,000 principal amount of Notes, you will receive a cash payment equal to $1,000, and any accrued and unpaid interest on the Notes, at maturity.

Will I receive interest payments?

Yes.  Interest will be payable semi-annually in arrears on the 16th day of each May and November, commencing on May 16, 2011 (each an “Interest Payment Date”); provided, that, if such day is not a Business Day, interest will be paid on the immediately succeeding Business Day and no additional interest will accrue in respect of such delay.  Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

What interest payments can I expect on the Notes?

One of our affiliates, RBS Securities Inc., will serve as calculation agent for the Notes, and will determine the interest payable on the Notes as follows:

•	From and including the Settlement Date and through but excluding November 16, 2016, interest on the Notes will accrue at the rate of 4.00% per annum;

•	From and including November 16, 2016 to but excluding November 16, 2018, interest on the Notes will accrue at the rate of 5.00% per annum; and

•	From and including November 16, 2018 to but excluding the Maturity Date, interest on the Notes will accrue at the rate of 6.00% per annum.

What is the minimum required purchase?

You may purchase Notes in minimum denominations of $1,000 or in integral multiples thereof.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step-Up Notes Due November 2020

Is there a secondary market for the Notes?

The Notes will not be listed on any securities exchange.  Accordingly, there may be little or no secondary market for the Notes and, as such, information regarding independent market pricing for the Notes may be extremely limited.  You should be willing to hold your Notes until the Maturity Date.

We anticipate that one or more of our affiliates will make a market in the Notes.  Our affiliates may make purchases and sales of the Notes from time to time in off-exchange transactions or pay post indicative prices for the Notes in the secondary market.  However, none of our affiliates is required to do so, and any of them may discontinue any market-making activities and may stop posting indicative prices at any time.

If you sell your Notes before the Maturity Date, the price that you receive may be less than the original issue price of the Notes or the price that you paid for them.

What else should I consider before investing the Notes?

The Notes are not suitable for all investors.  You may wish to consider the Notes if:

•
you are willing to accept the risk that an increase in market interest rates may result in you receiving a fixed interest rate which is below the market interest rate for fixed rate securities with a comparable maturity; and

•	you are willing and able to hold the Notes to maturity.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

What is the tax treatment of the Notes?

We intend to treat the Notes as fixed rate debt instruments that bear original issue discount (“OID”) for U.S. federal income tax purposes.  Please review the section below entitled “United States Federal Income Taxation.”

You should review the section in this Pricing Supplement entitled “United States Federal Income Taxation.”  Additionally, you are urged to consult your tax adviser regarding the tax treatment of the Notes and whether a purchase of the Notes is advisable in light of the tax treatment and your particular situation.

Tell me more about The Royal Bank of Scotland N.V. and RBS Holdings N.V.

The Royal Bank of Scotland N.V. is the new name of ABN AMRO Bank N.V.

RBS Holdings N.V. is the new name of ABN AMRO Holdings N.V.

On February 6, 2010, ABN AMRO Bank N.V. changed its name to The Royal Bank of Scotland N.V. and on April 1, 2010 ABN AMRO Holdings N.V. changed its name to RBS Holdings N.V.

The name changes are not changes of the legal entities that will issue and guarantee, respectively, the Notes referred to herein, and the name changes do not affect any of the terms of the Notes.  The Notes will continue to be issued by The Royal Bank of Scotland N.V. and to be fully and unconditionally guaranteed by The Royal Bank of Scotland N.V.’s parent company, RBS Holdings N.V.

While the name “ABN AMRO Bank N.V.” is used by a separate legal entity, which is owned by the State of the Netherlands (the “Dutch State”), neither the separate legal entity named ABN AMRO Bank N.V. nor the Dutch State will, in any way, guarantee or otherwise support the obligations under the Notes.

The Royal Bank of Scotland N.V. and RBS Holdings N.V. are both affiliates of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc; however, none of The Royal Bank of Scotland plc, The Royal Bank of Scotland Group plc or the UK government, in any way, guarantees or otherwise supports the obligations under the Notes.

For additional information, see “The Royal Bank of Scotland N.V. and RBS Holdings N.V.” in the accompanying prospectus dated April 2, 2010.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step-Up Notes Due November 2020

What are some of the risks in owning the Notes?

Investing in the Notes involves a number of risks.  We have described the most significant risks relating to the Notes under the heading “Risk Factors” in this Pricing Supplement, beginning on the next page, which you should read before making an investment in the Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step-Up Notes Due November 2020

RISK FACTORS

An investment in the Notes entails significant risks.  You should carefully consider the risks related to the Notes and whether these Notes are suited to your particular circumstances before deciding to purchase them.  The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

Credit Risk

The Notes are issued by RBS N.V. and guaranteed by RBS Holdings N.V., RBS N.V.’s parent company.  As a result, investors in the Notes assume the credit risk of RBS N.V. and that of RBS Holdings N.V. in the event that RBS N.V. defaults on its obligations under the Notes. This means that if RBS N.V. and RBS Holdings N.V. fail, become insolvent, or are otherwise unable to pay their obligations under the Notes, you could lose some or all of your initial principal investment.

Although We Are a Bank, the Notes Are Not Bank Deposits and Are Not Insured or Guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any Other Government Agency

The Notes are our obligations but are not bank deposits.  In the event of our insolvency the Notes will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Market Interest Rates May Rise So That the Interest Rate On the Notes Is Lower Than Market Interest Rates

The Notes will bear fixed interest rates throughout their term.  As a result you are assuming the risk that market interest rates may rise above the applicable interest rate at any time during the term of the Notes.  We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results.

Liquidity Risk

The Notes will not be listed on any securities exchange.  Accordingly, there may be little or no secondary market for the Notes and information regarding independent market pricing of the Notes may be very limited or non-existent.  The value of the Notes in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.  We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.  We cannot assure you that a trading market for your Notes will ever develop or be maintained.  There may be a limited number of buyers when you decide to sell your Notes, which may affect the price you receive for your Notes or your ability to sell your Notes at all.

We anticipate that one or more of our affiliates will make a market in the Notes.  Our affiliates may make purchases and sales of the Notes from time to time in off-exchange transactions or pay post indicative prices for the Notes in the secondary market on a designated website or via Bloomberg.  However, none of our affiliates is required to do so, and any of them may discontinue any market-making activities and may stop posting indicative prices at any time.  Further, any prices shown on any website or Bloomberg page are indicative prices only and, as such, there can be no assurance that any trade could be executed at such prices.

If you sell your Notes before the Maturity Date, the price that you receive may be less than the original issue price of the Notes or the price that you paid for them.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step-Up Notes Due November 2020

You Must Rely on Your Own Evaluation of the Merits of an Investment in the Notes

In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in market interest rates, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to interest rates may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning interest rates from multiple sources, and you should not rely on the views expressed by our affiliates.  Neither the offering of the Notes nor any views that our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the Notes.

Secondary Market Prices for the Notes, if any, Will Be Affected By Various Unpredictable Factors, and May Be Less than the Principal Amount of the Notes

It is important to note that there are many factors outside of our control that may affect the secondary market value of the Notes.  A number of these factors are interrelated in complex ways.  As a result, the effect of any one factor may be offset or magnified by the effect of another factor.  Such factors include, but are not limited to:

•	prevailing interest rates in the market;

•	economic and other conditions generally, including monetary and fiscal policies, inflation, and other financial, political, regulatory, and judicial events; and

•	the time remaining to the maturity of the Notes.

Some or all of these factors will influence the price that you will receive if you sell your Notes in the secondary market, if any, prior to maturity.  Thus, if you sell your Notes before maturity you may not receive back your entire principal amount.

The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices

The issue price of the Notes includes commissions paid with respect to the Notes, as well as the costs associated with hedging our obligations under the Notes.  As a result, the market value of the Notes on the pricing date, as determined by reference to pricing models used by the selling agents, may be significantly less than the issue price.  Assuming no change in market conditions or any other relevant factors after the pricing date, the price, if any, at which the selling agents, any of our affiliates or another purchaser may be willing to purchase Notes in secondary market transactions will likely be lower than the issue price of the Notes, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the costs associated with hedging our obligations under the Notes.  In addition, any such secondary prices may differ from values determined by reference to pricing models used by the selling agents.  Further, if you sell your Notes before maturity, you will likely be charged a commission for secondary market transactions, or customary bid and asked spreads.  If you sell your Notes before the Maturity Date, the price that you receive may be less than the original issue price of the Notes or the price that you paid for them.

Changes in Our Credit Ratings Are Expected to Affect the Value of the Notes

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.  Credit ratings do not reflect interest rate risk, which we discuss above. Credit ratings also do not address the price, if any, at which the Notes may be resold prior to maturity (which may be substantially less than the issue price of the Notes), and they are not recommendations to buy, sell or hold the Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step-Up Notes Due November 2020

Further, any credit ratings that are assigned to the Notes may not reflect the potential impact of all risks on their market value.

Our Trading and Hedging Activities May Create Potential Conflicts of Interest

We expect to enter into transactions to hedge our obligations under the Notes, including trading in interest rate swaps and options, executing other derivative instruments, or purchasing securities linked to interest rates.  We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty. These trading and hedging activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions for our other customers, and in accounts under our management.  Through our affiliates, we may modify our hedge position during the life of the Notes by purchasing and selling interest rate swaps or options or positions in other securities or instruments that we may wish to use in connection with such hedging.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the value of the Notes may decline.

Potential Conflicts of Interest Between Holders of the Notes and the Calculation Agent

Our affiliate, RBSSI, will be the calculation agent for the Notes and, in such capacity, will determine the amount of interest to be paid on the Notes.  Under some circumstances, these duties could result in a conflict of interest between RBSSI’s status as our subsidiary and its responsibilities as calculation agent. The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment.  However, because we are affiliated with the calculation agent, potential conflicts of interest could arise.

No Security Interest in Securities or Other Financial Instruments Held by Us

The indenture governing the Notes does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities or other instruments acquired by us or our affiliates. Neither we nor Holdings nor any of our affiliates will pledge or otherwise hold those securities or other instruments for the benefit of holders of the Notes.  Consequently, in the event of a bankruptcy, insolvency or liquidation involving us or Holdings, as the case may be, any of those securities or instruments that we or Holdings own will be subject to the claims of our creditors or Holdings’ creditors generally and will not be available specifically for the benefit of the holders of the Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step-Up Notes Due November 2020

DESCRIPTION OF THE NOTES

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount:	$5,000,000

Issue Price	100% ($1,000 principal amount per Note)

Settlement Date	November 16, 2010

Maturity Date
November 16, 2020; provided that if such day is not a Business Day then such day will be the next succeeding Business Day unless such day falls in the following month in which case it will be the preceding Business Day.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Payment at Maturity	100% of the principal amount, plus any accrued and unpaid interest to, but excluding, the Maturity Date.

Specified Currency	U.S. Dollars

Denominations	The Notes may be purchased in denominations of $1,000, which we refer to as the face amount, and integral multiples thereof.

Form of Notes	The Notes will be represented by a single registered global security, deposited with The Depository Trust Company (“DTC”).

Guarantee
The payment obligations of The Royal Bank of Scotland N.V. under the Notes, when and as they shall become due and payable, whether at maturity or upon acceleration, are fully and unconditionally guaranteed by RBS Holdings N.V.

Interest Payment Dates
The 16th day of each May and November beginning May 16, 2011, provided that if any such day is not a Business Day, then the Interest Payment Date will be the next succeeding Business Day; provided further that the final Interest Payment Date shall be the Maturity Date.

Interest Payments
Interest will be payable semi-annually in arrears on each Interest Payment Date.  Interest will accrue at the rate of (i) 4.00% per annum, from and including the Settlement Date to but excluding November 16, 2016, (ii) 5.00% per annum, from and including November 16, 2016 to but excluding November 16, 2018, and (iii) 6.00% per annum, from and including November 16, 2018 to but excluding the Maturity Date.

Trustee	Wilmington Trust Company

Calculation Agent
RBSSI, which is our affiliate.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts
Subject to certain exceptions and limitations described in “Description of Debt Securities — Payment of Additional Amounts” in the accompanying Prospectus, we will pay such additional amounts to holders of the Notes as may be necessary in order that the net payment of the principal of the

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step-Up Notes Due November 2020

Notes and any other amounts payable on the Notes, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation (other than the United States), will not be less than the amount provided for in the Notes to be then due and payable.

Book Entry
The indenture for the Notes permits us at anytime and in our sole discretion to decide not to have any of the Notes represented by one or more registered global securities.  DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step-Up Notes Due November 2020

UNITED STATES FEDERAL INCOME TAXATION

Notice Under U.S. Treasury Department Circular 230:  The tax discussions contained in this discussion or any other document referenced herein were not intended or written to be used, and cannot be used, for the purpose of avoiding United States federal tax penalties. These discussions were written to support the promotion or marketing of the transactions or matters addressed in this Pricing Supplement.

The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This section supplements the discussion in the accompanying prospectus supplement under the heading "United States Federal Income Taxation" and should be read in conjunction with, and is qualified by in its entirety, that discussion.  To the extent inconsistent, the following discussion supersedes the discussion in the prospectus supplement.

This discussion only applies to U.S. holders (as defined in the accompanying prospectus supplement) that are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.  In particular, this summary is directed solely to U.S. holders that will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment.  This summary assumes that the issue price of the Notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.

For purposes of the following discussion, any interest with respect to the Notes, as determined for U.S. federal income tax purposes, will be treated as from sources outside the United States.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

The Notes provide for an initial fixed rate of interest that increases in subsequent periods.

You should consult the discussion under “United States Federal Income Taxation—Tax Consequences to U.S. Holders” as it relates to fixed rate debt instruments that bear OID in the accompanying prospectus supplement for a description of the consequences to you of the ownership and disposition of the Notes.  Specifically, please see the discussion under the sections entitled “United Sates Federal Income Taxation — Tax Consequences to U.S. holders — Original Issue Discount” and “United Sates Federal Income Taxation — Tax Consequences to U.S. holders — Sale, Exchange, or Retirement of a Note.”

With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals, estates, and trusts, will be subject to an additional 3.8% Medicare tax on unearned income.  For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately).  “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income.  Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains.  U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the Notes.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return beginning in taxable years after 2010.  Holders are urged to consult their own tax advisors regarding such requirements with respect to the Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step-Up Notes Due November 2020

USE OF PROCEEDS

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes.  The issue price of the Notes includes the selling agents’ commissions (as shown on the cover page of this Pricing Supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed our affiliate RBS Securities Inc. (“RBSSI”) as agent for this offering. RBSSI has agreed to use reasonable efforts to solicit offers to purchase the Notes.  We will pay a commission of 2.05% of the initial offering price of the Notes.  RBSSI has informed us that, as part of its distribution of the Notes, it intends to sell the Notes to other dealers at the initial offering price less a selling concession.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI sells the Notes, will purchase the Notes at an agreed selling concession. RBSSI has informed us that such selling concessions may vary from dealer to dealer and that not all dealers will purchase the Notes at the same selling concession.  However, in no event will the selling concessions exceed the commission received by RBSSI from us.

RBSSI is an affiliate of ours and RBS Holdings N.V.  RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distributing the securities of an affiliate.  Following the initial distribution of any of these Notes, RBSSI may offer and sell those Notes in the course of its business as broker-dealer.  RBSSI may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. RBSSI may use the Pricing Supplement and the accompanying Prospectus and Prospectus Supplement in connection with any of those transactions. RBSSI is not obligated to make a market in any of these Notes and may discontinue any market-making activities at any time without notice.

RBSSI or an affiliate of RBSSI may enter into one or more hedging transactions with us in connection with this offering of Notes.  See “Use of Proceeds” above.

To the extent that the total aggregate face amount of the Notes being offered hereby is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion, and to hold such Notes for investment purposes.  See “Risk Factors—Holdings of the Notes by our Affiliates and Future Sales May Create Potential Conflicts of Interest.”

THE ROYAL BANK OF SCOTLAND N.V.
Fixed Rate Step-Up Notes Due November 2020

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).  A fiduciary of a Plan should consider fiduciary standards under ERISA (or, in the case of a Non-ERISA Arrangement, any requirements under Similar Law) in the context of the particular circumstances of that Plan or Non-ERISA Arrangement before authorizing an investment in the Notes.  A fiduciary also should consider whether the investment is authorized by, and in accordance with, the documents and instruments governing the Plan or Non-ERISA Arrangement.  In addition, a fiduciary should consider whether the acquisition of Notes may result in any non-exempt transactions prohibited by Section 406 of ERISA, Section 4975 of the Code, or any provision of Similar Law.  Each purchaser of the Notes and each fiduciary who causes any entity to purchase or hold a Note shall be deemed to have represented and warranted, on each day such purchaser holds a Note, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding Notes on behalf of or with the assets of a Plan or a Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such Notes shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.  Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the Notes.

For additional ERISA considerations, see "Benefit Plan Investor Consideration" in the accompanying Prospectus.